EXHIBIT 99.1

For more information contact:	Analysts - Andy Taylor (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports fourth quarter, record full year results

•	Achieved record full year net earnings of $2.6 billion, or $3.47 per diluted share
•	Increased full year Adjusted EBITDA by 86 percent to a record $4.1 billion
•	Generated record full year cash flow from operations of $3.2 billion and Adjusted FAD of $2.6 billion
•	Delivering total cash return to shareholders of more than $2 billion based on 2021 results

SEATTLE, January 28, 2022 – Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings of $416 million, or 55 cents per diluted share, on net sales of $2.2 billion. This compares with net earnings of $292 million, or 39 cents per diluted share, on net sales of $2.1 billion for the same period last year and net earnings of $482 million for the third quarter of 2021. Excluding a total after-tax benefit of $49 million for special items, the company reported fourth quarter net earnings of $367 million, or 49 cents per diluted share. This compares with net earnings before special items of $361 million for the same period last year and $450 million for the third quarter of 2021. Adjusted EBITDA for the fourth quarter of 2021 was $674 million compared with $657 million for the same period last year and $746 million for the third quarter of 2021.

For the full year 2021, Weyerhaeuser reported record net earnings of $2.6 billion, or $3.47 per diluted share, on net sales of $10.2 billion. This compares with net earnings of $797 million on net sales of $7.5 billion for the full year 2020. Full year 2021 includes a total after-tax benefit of $81 million for special items. Excluding these items, the company reported net earnings of $2.5 billion, or $3.37 per diluted share. This compares with net earnings before special items of $962 million for the full year 2020. Adjusted EBITDA for full year 2021 was a record $4.1 billion compared with $2.2 billion for full year 2020.

This morning, the company declared a $1.45 per share supplemental dividend. On a combined basis, including dividends and share repurchase, the company is returning more than $2 billion of cash, or 79 percent of 2021 Adjusted FAD, to shareholders based on our 2021 results.

“Our 2021 financial performance was the strongest on record and each of our businesses delivered exceptional results despite persistent operational and market challenges,” said Devin W. Stockfish, president and chief executive officer. “Our teams delivered the highest Wood Products Adjusted EBITDA on record, captured over $70 million of operational excellence improvements, optimized our timberlands holdings through strategic transactions in Alabama and Washington, and launched our new Natural Climate Solutions business. As we enter 2022, we continue to be encouraged by strong demand fundamentals that will drive growth for our businesses and remain focused on creating superior value for shareholders through our unmatched portfolio of assets, industry-leading operating performance, strong ESG foundation and disciplined capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2021	2021	2020	2021	2020
(millions, except per share data)	Q3	Q4	Q4	Full Year	Full Year
Net sales	$2,345	$2,206	$2,063	$10,201	$7,532
Net earnings	$482	$416	$292	$2,607	$797
Net earnings per diluted share	$0.64	$0.55	$0.39	$3.47	$1.07
Weighted average shares outstanding, diluted	751	751	749	751	748
Net earnings before special items(1)(2)	$450	$367	$361	$2,526	$962
Net earnings per diluted share before special items(1)	$0.60	$0.49	$0.48	$3.37	$1.29
Adjusted EBITDA(1)	$746	$674	$657	$4,094	$2,201
Net cash from operations	$659	$494	$444	$3,159	$1,529
Adjusted FAD(3)	$561	$181	$362	$2,623	$1,240

(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)

Fourth quarter 2021 after-tax special items include a $28 million product remediation insurance recovery, a $12 million noncash legal benefit and a $9 million insurance recovery. Special items for prior periods presented are included in the reconciliation tables within this release.

(3)

Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions, and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q3	Q4	Change
Net sales	$552	$565	$13
Net contribution to pretax earnings	$133	$110	$(23)
Pretax benefit for special items	$(32)	$—	$32
Net contribution to pretax earnings before special items	$101	$110	$9
Adjusted EBITDA	$165	$176	$11

Q4 2021 Performance – In the West, fee harvest volumes were slightly higher than the third quarter and per unit log and haul costs were lower. Domestic sales realizations were comparable and export sales realizations were slightly higher, driven by strong demand in Japan. In the South, sales realizations for sawlogs and fiber logs increased slightly as mills continued to bolster inventories, and fee harvest volumes were modestly higher as weather conditions improved from the third quarter. Per unit log and haul costs were slightly higher, primarily due to increased transportation costs.

Q1 2022 Outlook – Weyerhaeuser anticipates first quarter earnings and Adjusted EBITDA will be significantly higher than the fourth quarter. In the West, the company expects significantly higher domestic sales realizations and fee harvest volumes, moderately higher export sales realizations, and seasonally lower forestry and road costs. Per unit log and haul costs are expected to be moderately lower than the fourth quarter. In the South, the company expects comparable sales realizations and seasonally lower forestry and road costs. This is expected to be offset by slightly higher per unit log and haul costs and slightly lower fee harvest volumes.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q3	Q4	Change
Net sales	$69	$59	$(10)
Net contribution to pretax earnings	$45	$36	$(9)
Adjusted EBITDA	$60	$49	$(11)

Q4 2021 Performance – Earnings and Adjusted EBITDA decreased from the third quarter due to lower real estate sales. The number of acres sold decreased due to the timing of transactions, partially offset by an increase in the average price per acre due to the mix of properties sold. The segment reported full year Adjusted EBITDA of $296 million.

Q1 2022 Outlook – Weyerhaeuser expects first quarter earnings and Adjusted EBITDA will be slightly higher than first quarter 2021 due to an increase in real estate acres sold. The company anticipates full year 2022 Adjusted EBITDA for the segment will be approximately $300 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q3	Q4	Change
Net sales	$1,853	$1,718	$(135)
Net contribution to pretax earnings	$517	$516	$(1)
Pretax benefit for special items	$—	$(50)	$(50)
Net contribution to pretax earnings before special items	$517	$466	$(51)
Adjusted EBITDA	$565	$517	$(48)

Q4 2021 Performance – Sales realizations for lumber increased by 15 percent compared with the third quarter average, which was more than offset by a 29 percent decrease for oriented strand board. Sales volumes were significantly lower than the third quarter for lumber and slightly lower for oriented strand board, largely due to weather-related transportation challenges in Canada. Raw material costs for engineered wood products were significantly lower, primarily for oriented strand board webstock. Sales realizations improved across most engineered wood products, partially offset by lower sales volumes due to planned maintenance. Distribution commodity product margins were significantly higher, slightly offset by seasonally lower sales volumes.

Fourth quarter pretax special items include a $37 million product remediation recovery and a $13 million insurance recovery.

Q1 2022 Outlook – Weyerhaeuser anticipates first quarter earnings and Adjusted EBITDA will be comparable to the fourth quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. The company expects modestly higher sales volumes for oriented strand board, partially offset by moderately higher fiber costs. For lumber, the company expects moderately higher log costs and slightly lower sales volumes, partially offset by improved unit manufacturing costs. Engineered wood products sales volumes are expected to be higher with comparable sales realizations.

UNALLOCATED

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q3	Q4	Change
Net charge to pretax earnings	$(50)	$(57)	$(7)
Pretax benefit for special items	$—	$(15)	$(15)
Net charge to pretax earnings before special items	$(50)	$(72)	$(22)
Adjusted EBITDA	$(44)	$(68)	$(24)

Q4 2021 Performance – Fourth quarter results include an adjustment to our self-insurance accruals, primarily due to elevated medical claims activity.

Fourth quarter special items include a $15 million pretax noncash legal benefit.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2021, we generated $10.2 billion in net sales and employed approximately 9,200 people who serve customers worldwide. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on January 28, 2022 to discuss fourth quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on January 28, 2022.

To join the conference call from within North America, dial 877-407-0792 (access code: 13724913) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13724913). Replays will be available for two weeks at 844-512-2921 (access code: 13724913) from within North America, and at 412-317-6671 (access code: 13724913) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: demand fundamentals and expected growth in our businesses; first quarter earnings and Adjusted EBITDA for each of our businesses and full-year Adjusted EBITDA for our Real Estate, Energy & Natural Resources business; domestic and export log sales realizations, fee harvest volumes, forestry and road costs, and log and haul costs for our Timberlands business; real estate sales volume for our Real Estate, Energy & Natural Resources business; and raw materials costs, sales volumes and realizations and unit manufacturing costs for our Wood Products business. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words such as “anticipate,” “expect,” “planned,” “will,” and similar words and expressions. They may use the positive, negative or another variation of those and similar words. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●

the effect of general economic conditions, including employment rates, interest rate levels, inflation, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

●

the effect of COVID-19 and other viral or disease outbreaks, including but not limited to any related regulatory restrictions or requirements, and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;

●

market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

●	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
●	restrictions on international trade and tariffs imposed on imports or exports;
●	the availability and cost of shipping and transportation;
●	economic activity in Asia, especially Japan and China;
●	performance of our manufacturing operations, including maintenance and capital requirements;
●	potential disruptions in our manufacturing operations;
●	the level of competition from domestic and foreign producers;
●	the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;
●

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;

●	raw material availability and prices;
●	the effect of weather;
●	changes in global or regional climate conditions and governmental response to such changes;
●	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
●	energy prices;
●	transportation and labor availability and costs;
●	federal tax policies;
●	the effect of forestry, land use, environmental and other governmental regulations;
●	legal proceedings;
●	performance of pension fund investments and related derivatives;
●	the effect of timing of employee retirements and changes in the market price of our common stock on charges for share-based compensation;
●	the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
●	changes in accounting principles; and
●

other risks and uncertainties identified in our 2020 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$2,607
Interest expense, net of capitalized interest					313
Income taxes					709
Net contribution (charge) to earnings	$464	$210	$3,211	$(256)	$3,629
Non-operating pension and other post-employment benefit costs	—	—	—	19	19
Interest income and other	—	—	—	(5)	(5)
Operating income (loss)	464	210	3,211	(242)	3,643
Depreciation, depletion and amortization	261	15	196	5	477
Basis of real estate sold	—	71	—	—	71
Special items included in operating income (loss)(1)(2)(3)	(32)	—	(50)	(15)	(97)
Adjusted EBITDA	$693	$296	$3,357	$(252)	$4,094
(1)	Operating income (loss) for Timberlands includes a pretax special item consisting of a $32 million gain on the sale of timberlands.
(2)	Operating income (loss) for Wood Products includes pretax special items consisting of a $37 million product remediation insurance recovery and a $13 million insurance recovery.
(3)	Operating income (loss) for Unallocated Items includes a pretax special item consisting of a $15 million noncash legal benefit.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$797
Interest expense, net of capitalized interest(1)					443
Income taxes					185
Net contribution (charge) to earnings	$455	$86	$1,340	$(456)	$1,425
Non-operating pension and other post-employment benefit costs(2)	—	—	—	290	290
Interest income and other	—	—	—	(5)	(5)
Operating income (loss)	455	86	1,340	(171)	1,710
Depreciation, depletion and amortization	257	14	195	6	472
Basis of real estate sold	—	141	—	—	141
Special items included in operating income (loss)(3)(4)(5)	(102)	—	(8)	(12)	(122)
Adjusted EBITDA	$610	$241	$1,527	$(177)	$2,201
(1)	Interest expense, net of capitalized interest includes pretax special items consisting of $92 million of charges related to the early extinguishment of debt.
(2)

Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $253 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

(3)	Operating income (loss) for Timberlands includes pretax special items consisting of a $182 million gain on sale of certain southern Oregon timberlands and an $80 million timber casualty loss.
(4)	Operating income (loss) for Wood Products includes a pretax special item consisting of an $8 million product remediation insurance recovery.
(5)	Operating income (loss) for Unallocated Items includes a pretax special item consisting of a $12 million noncash legal benefit.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$416
Interest expense, net of capitalized interest					77
Income taxes					112
Net contribution (charge) to earnings	$110	$36	$516	$(57)	$605
Non-operating pension and other post-employment benefit costs	—	—	—	5	5
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	110	36	516	(53)	609
Depreciation, depletion and amortization	66	4	51	—	121
Basis of real estate sold	—	9	—	—	9
Special items included in operating income (loss)(1)(2)	—	—	(50)	(15)	(65)
Adjusted EBITDA	$176	$49	$517	$(68)	$674
(1)	Operating income (loss) for Wood Products includes pretax special items consisting of a $37 million product remediation insurance recovery and a $13 million insurance recovery.
(2)	Operating income (loss) for Unallocated Items includes a pretax special item consisting of a $15 million noncash legal benefit.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$482
Interest expense, net of capitalized interest					79
Income taxes					84
Net contribution (charge) to earnings	$133	$45	$517	$(50)	$645
Non-operating pension and other post-employment benefit costs	—	—	—	5	5
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	133	45	517	(46)	649
Depreciation, depletion and amortization	64	4	48	2	118
Basis of real estate sold	—	11	—	—	11
Special items included in operating income (loss)(1)	(32)	—	—	—	(32)
Adjusted EBITDA	$165	$60	$565	$(44)	$746
(1)	Operating income (loss) includes a pretax special item consisting of a $32 million gain on the sale of timberlands.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$292
Interest expense, net of capitalized interest(1)					144
Income taxes					19
Net contribution (charge) to earnings	$286	$14	$481	$(326)	$455
Non-operating pension and other post-employment benefit costs(2)	—	—	—	262	262
Interest income and other	—	—	—	—	—
Operating income (loss)	286	14	481	(64)	717
Depreciation, depletion and amortization	63	4	49	1	117
Basis of real estate sold	—	5	—	—	5
Special items included in operating income (loss)(3)	(182)	—	—	—	(182)
Adjusted EBITDA	$167	$23	$530	$(63)	$657
(1)

Interest expense, net of capitalized interest includes a pretax special item consisting of a $58 million charge related to the early extinguishment of $500 million of 4.625 percent notes due September 2023.

(2)

Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $253 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

(3)	Operating income (loss) includes a pretax special item consisting of a $182 million gain on sale of certain southern Oregon timberlands.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2021	2021	2020	2021	2020
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net earnings	$482	$416	$292	$2,607	$797
Early extinguishment of debt charges	—	—	58	—	92
Gain on sale of timberlands	(32)	—	(182)	(32)	(182)
Insurance recovery	—	(9)	—	(9)	—
Legal benefits	—	(12)	—	(12)	(12)
Pension settlement charge	—	—	193	—	193
Product remediation recoveries	—	(28)	—	(28)	(6)
Timber casualty loss	—	—	—	—	80
Net earnings before special items	$450	$367	$361	$2,526	$962

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2021	2021	2020	2021	2020
	Q3	Q4	Q4	Full Year	Full Year
Net earnings per diluted share	$0.64	$0.55	$0.39	$3.47	$1.07
Early extinguishment of debt charges	—	—	0.07	—	0.12
Gain on sale of timberlands	(0.04)	—	(0.24)	(0.04)	(0.24)
Insurance recovery	—	(0.01)	—	(0.01)	—
Legal benefits	—	(0.01)	—	(0.01)	(0.02)
Pension settlement charge	—	—	0.26	—	0.26
Product remediation recoveries	—	(0.04)	—	(0.04)	(0.01)
Timber casualty loss	—	—	—	—	0.11
Net earnings per diluted share before special items	$0.60	$0.49	$0.48	$3.37	$1.29

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2021	2021	2020	2021	2020
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net cash from operations	$659	$494	$444	$3,159	$1,529
Capital expenditures	(98)	(218)	(82)	(441)	(281)
Adjustments to FAD(1)	—	(95)	—	(95)	(8)
Adjusted FAD	$561	$181	$362	$2,623	$1,240
(1)

Adjustments to FAD include a $95 million tax refund received in fourth quarter 2021 associated with our $300 million voluntary contribution to our U.S. qualified pension plan in 2018 and an $8 million product remediation insurance recovery received in second quarter 2020.